EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-23697, 333-24475, 333-71044, 333-113426, 333-145116, and Post-Effective Amendment No. 1 to 333-113426 on Form S-8 of our reports dated May 25, 2010, relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of the measurement date provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification 715, Compensation — Retirement Benefits, as of April 1, 2008) and consolidated financial statement schedule of Graham Corporation and subsidiary, and the effectiveness of Graham Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Graham Corporation for the year ended March 31, 2010.

Deloitte & Touche LLP
Rochester, New York
May 25, 2010

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